Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Dollar Financial Group, Inc. of our report dated March 3, 1997 with respect to the combined financial statements of L.M.S. Development Corporation, Pacific Ring Enterprises, Inc. and NCCI Corporation, collectively doing business as Chex$Cashed and our report dated November 8, 1996, except for the second paragraph of Note 9, as to which the date is February 10, 1997 with respect to the financial statements of Cash-N-Dash Check Cashing, Inc., included in the Registration Statement (Form S-4 No. 333-18221) and related Prospectus of Dollar Financial Group, Inc. for the registration of $110.0 million 10-7/8% Series A senior notes filed with the Securities and Exchange Commission.


                                                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 24, 1997